As filed with the Securities and Exchange Commission on June 1, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

OceanFirst Financial Corp.

(Exact name of registrant as specified in its charter)

Delaware	22-3412577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 West Front Street Red Bank, New Jersey	07701
(Address of Principal Executive Offices)	(Zip Code)

Flushing Bank 401(k) Savings Plan

(Full title of the Plans)

Christopher D. Maher

President and Chief Executive Officer

OceanFirst Financial Corp.

110 West Front Street

Red Bank, New Jersey 07701

(732) 240-4500

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

OceanFirst Financial Corp. a Delaware corporation (“OceanFirst” or the “Registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register an aggregate of 100,000 shares of OceanFirst’s common stock, par value $0.01 per share (the “Common Stock”), that may be purchased in the open market and subsequently issued or distributed pursuant to the Flushing Bank 401(k) Savings Plan (the “Flushing 401(k) Plan”) plus an indeterminate amount of interests to be offered or sold pursuant to the Flushing 401(k) Plan.

On June 1, 2026, in accordance with the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated December 29, 2025, by and among OceanFirst, Flushing Financial Corporation, a Delaware corporation (“Flushing”) and Apollo Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of OceanFirst (“Merger Sub”), (a) Merger Sub merged with and into Flushing (the “first merger”), with Flushing as the surviving entity, and (b) immediately following the first merger, OceanFirst caused Flushing to merge with and into OceanFirst, with OceanFirst continuing as the surviving corporation. On June 2, 2026, Flushing Bank, a New York chartered non-member bank and, as of immediately prior to the second merger, a wholly-owned subsidiary of Flushing, merged with and into OceanFirst Bank, National Association, a national banking association and a wholly-owned subsidiary of OceanFirst (“OceanFirst Bank”), with OceanFirst Bank continuing as the surviving bank (the “bank merger”).

Pursuant to the terms of the Merger Agreement, at the effective time of the first merger, each issued and outstanding share of common stock, par value $0.01 per share, of Flushing was converted automatically into the right to receive 0.85 shares (the “Exchange Ratio”) of Common Stock. In addition, by virtue of the bank merger, OceanFirst assumed sponsorship of the Flushing 401(k) Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information to be specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated into this Registration Statement by reference (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission):

1.	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on February 27, 2026 (the “Annual Report”);

2.

the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December  31, 2025 from the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 27, 2026;

3.	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, (filed with the Commission on May 1, 2026);

4.

the Registrant’s Current Reports on Form 8-K filed with the Commission on January  5, 2026, January  22, 2026 (excluding any portion of such report furnished pursuant to Item 7.01), April  7, 2026, April  15, 2026, April  27, 2026, May  28, 2026 and June 1, 2026;

5.

all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report;

6.

the description of the Registrant’s capital stock filed as Exhibit 4.0(vi) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 1, 2021, including any amendment or report filed for the purposes of updating such description; and

7.	the Annual Report on Form 11-K of the Flushing Bank 401(k) Savings Plan for the year ended December 31, 2025.

In addition, all documents filed by the Registrant or the Flushing 401(k) Plan pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the General Corporation Law of the State of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exist. This indemnification applies to the Board of Directors who administer the Flushing 401(k) Plan.

In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant’s Restated Certificate of Incorporation provide as follows:

ARTICLE TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Directors who are not party to such action, a committee of such Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Directors who are not party to such action, a committee of such Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ARTICLE ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of OceanFirst Financial Corp. (incorporated by reference from Exhibit 3.1 of OceanFirst Financial Corp.’s registration statement on Form S-1, File No. 033-80123, effective May 13, 1996, as amended)

4.2	Certificate of Amendment of the Certificate of Incorporation of OceanFirst Financial Corp. (incorporated by reference from Exhibit 3.1A of OceanFirst Financial Corp.’s Current Report on Form 8-K, filed on June 4, 2018)

4.3	Amended and Restated Bylaws of OceanFirst Financial Corp. (incorporated by reference to Exhibit 3.2 of OceanFirst Financial Corp.’s Current Report on Form 8-K, filed on April 26, 2019)

4.4(a)	Flushing Bank 401(k) Savings Plan (assumed from Flushing by merger in 2026) *

4.4(b)	First Amendment to Flushing Bank 401(k) Savings Plan (assumed from Flushing by merger in 2026)*

4.4(c)	Second Amendment to Flushing Bank 401(k) Savings Plan (assumed from Flushing by merger in 2026)*

4.4(d)	Third Amendment to Flushing Bank 401(k) Savings Plan (assumed from Flushing by merger in 2026)*

5.1	In accordance with Part II, Item 8(a)(1) of Form S-8, because no original issuance Common Stock is being registered under this Registration Statement, no opinion of counsel regarding the legality of the Common Stock being registered is required. The Common Stock registered in this Registration Statement will be purchased in open market transactions.

23.1	Consent of Deloitte & Touche LLP *

23.2	Consent of BDO USA, P.C. *

24.1	Powers of Attorney of Directors and Officers of OceanFirst Financial Corp. (including on the signature pages to this Registration Statement)

107.1	Filing Fee Table *

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bank, State of New Jersey, on the 1st day of June, 2026.

OCEANFIRST FINANCIAL CORP.

By:	/s/ Christopher D. Maher
Name:	Christopher D. Maher
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of OceanFirst Financial Corp. hereby severally constitute and appoint Christopher D. Maher and Steven J. Tsimbinos, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 1, 2026.

Signature	Title
/s/ Christopher D. Maher
Christopher D. Maher	President, Chief Executive Officer/Director (Principal Executive Officer)

/s/ Patrick S. Barrett
Patrick S. Barrett	Senior Executive Vice President/Chief Financial Officer (Principal Financial Officer)

/s/ Patrick Chong
Patrick Chong	Principal Accounting Officer (Principal Accounting Officer)

/s/ John R. Buran
John R. Buran	Director

/s/ Dalila Wilson-Scott
Dalila Wilson-Scott	Director

/s/ Grace C. Torres
Grace C. Torres	Director

/s/ Steven Scopellite
Steven Scopellite	Director

/s/ Nicos Katsoulis
Nicos Katsoulis	Director

/s/ Alfred A. DelliBovi
Alfred A. DelliBovi	Director

/s/ Patricia L. Turner
Patricia L. Turner	Director

/s/ Robert C. Garrett
Robert C. Garrett	Director

/s/ Jack M. Farris
Jack M. Farris	Director

/s/ Anthony R. Coscia
Anthony R. Coscia	Director

Signature	Title

/s/ Joseph J. Lebel III
Joseph J. Lebel III	Director

/s/ Steven J. D’Iorio
Steven J. D’Iorio	Director

/s/ Louis C. Grassi
Louis C. Grassi	Director

/s/ Sam S. Han
Sam S. Han	Director

/s/ Caren C. Yoh
Caren C. Yoh	Director

/s/ Todd Schell
Todd Schell	Director